UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANNABIS SATIVA, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-1898270
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

450 Hillside Dr. #A224, Mesquite, Nevada  89027

(Address of Principal Executive Offices) (Zip Code)

Cannabis Sativa, Inc. 2020 Stock Plan

(Full title of the plan)

Cathy Carroll

450 Hillside Dr. #A224

Mesquite, Nevada  89027
(Name and address of agent for service)

(702) 762-3123

(Telephone number, including area code, of agent for service)

Copies of Communications to:

Gary R. Henrie, Esq.
PO Box 3448

Alpine, Wyoming  83128
Tel: (307) 200-9415

Email:  grhlaw@hotmail.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [  ]                                                                                                        Accelerated filer [  ]

Non-accelerated filer [  ]                                                                                                          Smaller reporting company [X]

                                                                                                                                                 Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share	2,000,000 shares (1)	$0.93 (2)	$1,860,000	$202.93

(1)Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Cannabis Sativa, Inc. 2020 Stock Plan described herein.

(2)Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the OTCQB tier of the OTC Marketplace on January 26, 2021.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 2,000,000 shares of the Registrant’s common stock that may be issued to participants under the Cannabis Sativa, Inc. 2020 Stock Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)     the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Commission on May 14, 2020, and the amendment to the 2019 report filed on July 9, 2020, and Form 10-K for the year ended December 31, 2018 as filed with the Commission on April 1, 2019;

(b)     the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the Commission on June 29, 2020, and the amendment to that report filed on July 9, 2020;

(c)    the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, filed with the Commission on August 12, 2020;

(d)   the Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, filed with the Commission on November 16, 2020;

(e) the Registrant’s Form 8-K’s filed on May 14, 2020, March 27, 2020, and January 13, 2020; and

(f)     the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-12G filed with the Commission on January 28, 2009, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Section 78.138 provides:

     1.  Directors and officers shall exercise their powers in good faith and with a view to the interests of the corporation.

     2.  In performing their respective duties, directors and officers are entitled to rely on information, opinions, reports, books of account or statements, including financial statements and other financial data, that are prepared or presented by:

     (a) One or more directors, officers or employees of the corporation reasonably believed to be reliable and competent in the matters prepared or presented;

     (b) Counsel, public accountants, financial advisers, valuation advisers, investment bankers or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence; or

     (c) A committee on which the director or officer relying thereon does not serve, established in accordance with NRS 78.125, as to matters within the committee’s designated authority and matters on which the committee is reasonably believed to merit confidence, but a director or officer is not entitled to rely on such information, opinions, reports, books of account or statements if the director or officer has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted.

     3.  Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation.

     4.  Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider:

     (a) The interests of the corporation’s employees, suppliers, creditors and customers;

     (b) The economy of the State and Nation;

     (c) The interests of the community and of society; and

     (d) The long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     5.  Directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor.

     6.  The provisions of subsections 4 and 5 do not create or authorize any causes of action against the corporation or its directors or officers.

     7.  Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

     (a) The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

     (b) The breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The Registrant’s Articles of Incorporation provide:

(a)The Corporation shall indemnify each director and officer of the Corporation and their respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he may be made a party by reason of the fact that he is or was a director or officer of the Corporation, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended.  The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

(b)The Corporation may indemnify each director, officer, employee, or agent of the Corporation and their respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which such person may be made a party by reason of such person being, or having been, a director, officer, employee, or agent of the Corporation, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended.

(c)To the full extent permitted by the Nevada Revised Statutes, directors and officers of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of their fiduciary duty as a director or officer, except for damages resulting from (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; (b) the payment of distribution in violation of section 78.300 of the Nevada Revised Statutes, as it may be amended from time to time, or any successor statute thereto.

The Registrant’s bylaws provide:

The corporation shall indemnify any individual made a party to a proceeding because such individual was a director of the corporation to the extent permitted by and in accordance with certain applicable provisions of corporate law (“Applicable Law”).  To the extent permitted by Applicable Law, the corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding, if:

(a) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Applicable Law;

(b) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay advances if it is ultimately determined that he did not meet the standard of conduct (which undertaking must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment); and

(c) a determination is made that the facts then known to those making the determination would not preclude indemnification under Applicable Law.

The bylaws also provide the board of directors may authorize the corporation to indemnify and advance expenses to any officer of the corporation who is not a director of the corporation, to the extent permitted by Applicable Law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed with this registration statement or, as noted, incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Articles of Incorporation (1)
4.2	Bylaws (1)
5.1	Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered
23.1	Consent of Hall & Company Certified Public Accountants & Consultants, Inc.
23.2	Consent of DeCoria, Maichel & Teague, P.S.
23.3	Consent of Gary R. Henrie (included in Exhibit 5.1)
24.1	Powers of attorney (included in signature page)

(1) Previously filed as an exhibit to Form 10-12G on January 28, 2009.

Item 9.  Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs A(1)(a) and A(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesquite, State of Nevada, on January 27, 2021.

CANNABIS SATIVA, INC.
By:	/s/ David Tobias
David Tobias
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Tobias as his or her attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: January 27, 2021	/s/ David Tobias
David Tobias
Chief Executive Officer and Director (Principal Executive Officer)

Dated: January 27, 2021	/s/ Brad E. Herr
Brad E. Herr
Director, Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)

Dated: January 27, 2021	/s/ Catherine Carroll
Catherine Carroll
Treasurer and Director

Dated: January 27, 2021	/s/ Trevor Reed
Trevor Reed
Director

Dated: January 27, 2021	/s/ Robert N. Tankson III
Robert N. Tankson III
Director